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                                  Exhibit 99.2


                     Citizens Bancorp 1998 Stock Bonus Plan

          1. Purpose. The purpose of this 1998 Stock Bonus Plan (the "Plan") is to enable Citizens Bancorp (the "Company") to attract and retain experienced and able employees of the Company and to provide an incentive to these individuals to exert their best efforts for the Company and its shareholders.

          2. Grants of Stock Bonuses. The Board of Directors of the Company (the "Board") is authorized to make of grants of the common stock ("Stock") of the Company as bonuses. Such grants shall be made subject to the conditions and restrictions set forth in the Plan.

          3.   Administration.

          3.1 Board of Directors. The Board shall administer the Plan, and shall determine and designate the persons to whom grants shall be made and the amounts, terms and conditions of such grants. Subject to the provisions of the Plan, the Board may adopt or amend rules and regulations for the administration of the Plan. The interpretation and construction of the Plan by the Board shall be final and conclusive. The Board may delegate to a committee of the Board authority to administer the Plan; provided, that only the Board, and not a committee, may amend or terminate the Plan as provided elsewhere herein.

          3.2 Employee Participation. No employee of the Company who receives a stock bonus under the Plan shall participate in any decisions of the Board with respect to the grant of the stock bonus to that employee.

          4. Eligibility. Grants may be made under the Plan to employees of the Company whom the Board believes have made or will make an essential contribution to the Company; provided, however, that directors of the Company, except for directors who are also employees of the Company, are not eligible for grants of stock bonuses under the Plan.

         5. Shares Subject to the Plan. The total number of shares of Stock that may be issued as stock bonuses shall at no time exceed in the aggregate one percent (1%) of the issued and outstanding Stock of the Company. If Stock awarded as a bonus under the Plan is forfeited to the Company or repurchased by the Company pursuant to applicable restrictions, the number of shares forfeited or repurchased shall again be available under the Plan. Stock issued under the Plan may be subject to such restrictions on transfer, repurchase rights, or other restrictions as are determined by the Board. The certificates representing such Stock shall include language stating such restrictions as determined by the Board.

         6.       Effective Date and Duration of Plan.

         6.1 Effective Date. The Plan shall become effective (the "Effective Date") upon the approval of a resolution by a majority of the shareholders of the Company ratifying the adoption of the Plan by the Board. Grants may be made under the Plan at any time after the Effective Date and before termination of the Plan.

          6.2 Duration of the Plan. The Plan shall continue in effect until Stock has been awarded as bonuses covering all shares subject to the Plan under paragraph 5 (subject to any adjustments under paragraph 8. The Board may suspend or terminate the Plan at any time. Termination shall not affect any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

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          7.   Stock Bonus Provisions.

          7.1 Power of Board of Directors. The Board may, from time to time, make grants of Stock as bonuses under the Plan in its sole discretion. The Board shall specify the action taken with respect to each person granted a Stock bonus under the Plan. All such grants are subject to the restrictions described elsewhere in the Plan.

          7.2 Stock Bonuses. Stock bonuses shall be subject to the terms, conditions and restrictions determined by the Board at the time of the award. The Board may require the recipient to sign an agreement as a condition of the award containing such terms, conditions, representations and warranties as the Board may require. The Board may not require the recipient to pay any money consideration for the bonus; provided, that the Company may require the recipient to pay to the Company amounts necessary to satisfy applicable federal, state, or local tax withholding requirements prior to the issuance of Stock through the delivery of certificates or otherwise. The recipient of a stock bonus shall be solely responsible for payment of federal income taxes and other taxes for which the recipient is liable as a result of the stock bonus.

          8. Adjustments. If the Board determines that an adjustment in the number of shares of Stock subject to outstanding non-vested grants of bonuses is required in order to prevent the dilution or enlargement of the benefits, or potential benefits, which the Board intended to be made available under the Plan, the Board may make such adjustments as it deems equitable. Any such adjustments made by the Board shall be final. Examples of events which may require an adjustment include, without limitation,: (i) the issuance of a stock dividend; (ii) a stock split or reverse stock split; and (iii) a recapitalization, reorganization, merger, consolidation, merger, split-up, spin-off, combination, repurchase, exchange of shares or other corporate transaction or event involving or affecting the Stock. The adjustments which the Board may make include, without limitation: (i) adjusting the number or percentage of shares of Stock with respect to which grants may be made; (ii) adjusting the number of shares of Stock subject to outstanding awards; and (iii) where appropriate, providing for a cash payment to the holder of an outstanding grant.

          9. Change of Control. Notwithstanding any other provision of the Plan or of the terms of a specific grant to the contrary, on the effective date of any Change of Control of the Company: (i) any grant of a Stock bonus under the Plan which is not vested shall vest immediately and fully, and (ii) a Stock bonus granted through an unsecured promise to issue Stock in installments shall be deemed accelerated and the grantee shall be entitled immediately to the unissued portion of the grant. As used herein, "Change of Control" means (i) the acquisition of twenty-five percent (25%) or more of the voting securities of the Company by any person, or persons acting as a group within the meaning of
Section 13(d) of the Securities Exchange Act of 1934, or (ii) any such acquisition of a percentage between ten percent (10%) and twenty-five percent (25%) of such voting securities if any of the Board, the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Federal Reserve Bank have made a determination that such acquisition constitutes or will constitute control of the Company. The term "person" means an individual, corporation, bank, bank holding company, or other entity, but excludes any employee stock ownership plan established for the benefit of employees of the Company or any of its subsidiaries or other affiliates.

          10. Amendment of Plan. The Board may at any time amend the Plan to comply with changes in the law or for any other reason. Amendments to the Plan shall not be submitted to the shareholders of the Company for approval except at the discretion of the Board, unless applicable law requires shareholder approval of the amendment or amendments. The Board may amend the Plan to provide for (a) an increase the total number of shares that may be issued under the Plan, and
(b) a change in the class of persons eligible to receive grants under the Plan.

          11. Approvals. The obligations of the Company under the Plan may be subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations in connection with any



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grants made under the Plan. The Company shall not be obligated to issue or deliver shares of Stock under the Plan if the Company is advised by legal counsel that doing so would violate applicable state or federal laws.

          12. Employment Rights. Nothing in the Plan or any grant pursuant to the Plan shall confer on a Company employee any right to be continued in the employment of the Company, or shall interfere in any way with the right of the Company to terminate such employee's employment at any time, with or without cause.

          13. Rights as a Shareholder. A recipient of Stock awarded as a bonus shall have no rights as a shareholder with respect to any shares covered by any bonus award until the date of issue of a stock certificate to him or her for such shares. Except as otherwise provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such stock certificate.

          14. Definitions. As used herein, (i) "Company" includes any parent corporation, subsidiaries and other affiliates of the Company, and (ii) "Board" includes any committee of the Board of Directors of the Company established to administer the Plan.

           Date of Adoption by Board of Directors: November 17, 1998.

                Date of Approval by Shareholders: April 20, 1999.